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                                                                    Exhibit 10.1

                            FOURTH AMENDMENT TO THE
                           1993 INCENTIVE STOCK PLAN


             The NeXagen, Inc. 1993 Incentive Stock Plan (the "NeXagen Plan") is amended, effective as of May 29, 1996, as follows:

             FIRST   Section 5(b) of the plan is amended to add the following
additional sentence at the end:

             "Notwithstanding any other provision of this Plan, no individual may be granted, in any fiscal year of the Corporation, an Option or cumulative Options to purchase more than 200,000 shares of Stock, except for the first year of an individual's employment relationship when he or she may receive an Option for up to an additional 200,000 shares of Stock in connection with the inception of his or her employment with the Corporation."

             SECOND In all other respects, the NeXagen Plan is hereby ratified and confirmed.